Exhibit 23.1
Consent of lndependent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements Nos. 333-195913 and 333-245008 on Form S-8 of our reports dated February 27, 2024, with respect to the consolidated financial statements and financial statement schedules I, II and III of Ambac Financial Group, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

New York, New York
February 27, 2024